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                             September ___, 1997

Physicians Care for Connecticut, Inc.
1520 Highland Avenue
Cheshire, CT 06410

Gentlemen:

    This firm has been retained by Physicians Care for Connecticut, Inc. (the "Corporation") to act as special counsel for the purposes of rendering certain opinions in connection with the filing by the Corporation of a Form SB-2 with the United States Securities and Exchange Commission, a copy of which is attached hereto as Schedule A (the "Form SB-2"). In such capacity, we have examined executed copies or counterparts of (i) the Certificate of Incorporation of the Corporation filed in the Office of the Secretary of State of the State of Connecticut on November 12, 1996, a copy of which is attached hereto as Schedule B (the "Certificate of Incorporation"), (ii) the By-Laws of the Corporation, and (iii) such other corporate documents and records and other certificates and instruments as we hereinafter set forth. We have also made such examinations of the general corporate laws of the State of Connecticut as we have deemed appropriate or necessary in order to form the basis for the opinions hereinafter set forth.

    With respect to all such agreements, instruments and documents examined by us, we have assumed the genuineness of all signatures thereon, the authenticity of such of the same as are purported to be originals, and conformity to originals of such of the same as are purported to be copies.

    We have also assumed that the transaction described in the Form SB-2 and the Form SB-2 itself comply with all federal and state laws, rules and regulations applicable thereto, and we neither express nor intend any opinion as to such matters or as to any matter arising under any federal and/or state securities laws, rules or regulation.

    Based upon the foregoing, as well as such other considerations as are hereinafter expressly set forth, we are of the opinion that:

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Physicians Care for Connecticut, Inc.
September __, 1997
Page 2

    1. The Corporation is a corporation duly organized and validly existing under the laws of the State of Connecticut.

    2. Based solely upon a review of the Certificate of Incorporation, the authorized capital stock of the Corporation is as follows:

        (a) 10,000 shares of Class A Common Stock, no par value;

        (b) 10,000 shares of Class B Common Stock no par value; and

        (c) 100 shares of Class C Common Stock, no par value.

    3. If and when issued and sold in the manner described in the Form SB-2, the shares of Common Stock offered by the Corporation pursuant to the Form SB-2 will be duly authorized, validly issued, fully paid and nonassessable. *

                                 * * * * *

    No opinion is hereby expressed or intended as to the laws, or as to any other legal matters arising under the laws, of any jurisdiction other than the general corporate laws of the State of Connecticut.

    This opinion has been issued for your benefit and may not be relied upon by nor copies delivered to any other party without our prior written consent.

                                 Very truly yours,
                                 FABIANI & KONE, P.C.

                                 By: __________________________
                                     Its President